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                                                                   Exhibit 10.45

January 21, 2000

PERSONAL AND CONFIDENTIAL

Dr. Ruth J. Simmons
Office of the President
Smith College Hall, Rm. 25
Northampton, MA 01063

Dear Ruth:

We are very pleased that you have agreed to join the Board of Directors of The Goldman Sachs Group, Inc. ("GS Inc."), and are writing to set forth the general terms of your compensation as a director. The terms of your compensation are, of course, subject to future modification by the Board.

Your term as a director will commence on January 21, 2000 and will run through the 2000 annual meeting of shareholders of GS Inc.: we propose to nominate you for a three year term running through the 2003 annual meeting. You have also been elected a member of the Audit Committee and the Compensation Committee.

As compensation for your services, you will receive:

  - a grant upon your appointment on January 21, 2000 of 3,000 fully vested restricted stock units ("RSUs") under The Goldman Sachs 1999 Stock Incentive Plan (the "SIP");

  -  $35,000 per year (the "Annual Retainer");

  - $15,000 per year for serving on each of the Board committees of which you are a member (the "Committee Fees");

  - $1,000 for each meeting of the Board or of a Board committee that you attend (the "Meeting Fees"); and

  -  an annual grant of 2000 fully vested RSUs (the "Annual RSU Grant").

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Dr. Ruth Simmons
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The Annual Retainer and the Committee Fees (as well as the Annual RSU Grant)
will be paid annually in arrears in the form of fully vested RSUs unless we agree otherwise. The RSUs will provide for delivery of shares of common stock on the last business day in May in the year following your retirement from the Board.

The Meeting Fees are payable in cash and will be paid to you annually in arrears.

The number of shares of RSUs you receive in respect of the Annual Retainer and the Committee Fees will be determined in the same manner as grants to employees. All RSUs will be subject to the terms and conditions of the SIP and the relevant award agreements.

We have enclosed various documents in connection with these arrangements. Please complete them and sign where indicated and return them to Bob Katz in the enclosed envelope. The remaining copies are for your records.

Very truly yours,

THE GOLDMAN SACHS GROUP, INC.

By: /s/ Henry M. Paulson, Jr.
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    Henry M. Paulson, Jr.
    Chairman and Chief Executive Officer